SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-K

                             -----------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 6, 1998

                                   1ST BANCORP

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

         0-17915                                        35-1775411
  (Commission File Number)                  (IRS Employer Identification No.)

                             101 North Third Street
                            Vincennes, Indiana 47591

              (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: (812)885-4528


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Item 5.  Other Events

         On August 6, 1998, 1ST BANCORP ("1ST") and German American Bancorp ("German American") jointly announced the signing of a definitive agreement (the "Agreement") pursuant to which 1ST will be merged with and into German American (the "Merger"). The Agreement provides that upon the effective date of the Merger (the "Effective Time"), the shareholders of 1ST would receive shares of common stock of German American with an aggregate value of $57,120,000 (based on market prices during a period of 15 trading days ending on the second trading date before closing). If the German American share price is less than $28 per share or more than $33 per share during the valuation period, however, then the number of shares to be issued in the transaction will be based on a minimum or maximum share price, as the case may be, of $28 or $33. Accordingly, to the extent that German American's share price during the valuation period is less than $28 or more than $33, then the market value of the transaction could vary from the targeted value.

         Based on the current number of 1ST shares outstanding and assuming the exercise of stock options for 29,679 shares held by employees and directors of 1ST prior to the closing of the merger, each share of 1ST common stock would be exchanged for German American common stock with a value equal to approximately $50.94.

         1ST has also signed a Stock Option Agreement with German American, giving German American an option to purchase up to 19.9% of 1ST's outstanding shares, exercisable at $50.94 per share upon the occurrence of certain events that create the potential for another party to acquire control of 1ST.

         Pursuant to General Instruction F to Form 8-K, the press release issued August 6, 1998, concerning the Merger is incorporated herein by reference and is attached hereto as Exhibit 20.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

                  Exhibit 2(1)      Agreement  and Plan of  Reorganization
                                    dated as of August 6, 1998,  between  German
                                    American Bancorp and 1ST BANCORP.

                  Exhibit 2(2) Stock Option Agreement dated as of August 6, 1998, between 1ST BANCORP and German American.

                  Exhibit 20        Press Release dated August 6, 1998.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                By:/s/ Mary Lynn Stenftenagel
                                                   ----------------------------
                                                       Mary Lynn Stenftenagel,
                                                       Secretary/Treasurer

Dated: August 6, 1998